Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Intention to Complete a Reverse Stock Split

Tulsa, Oklahoma, July 23, 2010. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that its Board of Directors has authorized its management to proceed to obtain the required stockholder and other approvals and to prepare and file the necessary corporate and other documents to effect a one-for-ten reverse split of its outstanding shares of common stock. If completed as proposed, ANEC’s outstanding shares of common stock will be reduced to approximately 13,430,600 from 134,306,080 shares.

Completion of the reverse split is subject to obtaining all required stockholder, TSX Venture Exchange and other required approvals. This press release is issued in compliance with the requirements of the TSX Venture Exchange and is not a solicitation of stockholders or their votes on the proposed reverse split which would be effected by an amendment to ANEC’s Certificate of Incorporation. In compliance with the regulations of the U.S. Securities and Exchange Commission, stockholders will be provided with further information regarding the proposed reverse split before the action is effected. The principal reason for effecting the reverse split is management’s belief that the public market for ANEC”s common stock will be improved, however, there can be no assurance that this will occur. There will be no change in ANEC’s corporate name in connection with the reverse split.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.